FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter

and Year End 2011 Results

OLD BRIDGE, New Jersey—April 3, 2012—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) today announced its sales and results for the fourth quarter and year ended December 31, 2011.

Net sales decreased $1,042,000 or 13.9% to $6,455,000 for the fourth quarter of 2011 from $7,497,000 in the comparable period in 2010.  Net loss for the three months ended December 31, 2011 was $(150,000) or $(0.02) per share in 2011, compared to net earnings of $368,000 or $0.06 per share for the comparable period in 2010.

Net sales decreased $3,845,000 or 12.6% to $26,663,000 for the year ended December 31, 2011 from $30,508,000 in the comparable period in 2010.  Net loss for the year was $(411,000) or $(0.07) per share in 2011, compared to net earnings of $1,785,000 or $0.28 per share for the year ended December 31, 2010.

The reduction in net sales year over year can be attributed primarily to lower EdgeQAM sales, which were approximately $3,200,000 lower than the prior year due to the reduced volume as noted in prior releases.  Without regard to EdgeQAM sales in either 2010 or 2011, sales in 2011 were down only 2% from 2010.  Encoder sales increased from 2010 to 2011, by 22% or $629,000 and contract manufactured product sales increased over 2010 by approximately $965,000.  Finally, as anticipated, analog product sales were down in 2011, by approximately $1,400,000 compared to 2010, and these declines are expected to continue as customers convert their systems to digital signal distribution, replacing analog equipment with digital products.

Commenting on the fourth quarter and the year-end 2011, Chairman and Chief Executive Officer James A. Luksch noted, “Our performance in 2011 was not as strong as we had anticipated, however significant progress was made on the continued transformation of our product lines, expansion of our digital offerings, and access to new markets.  Sales of additional variations of EdgeQAM product have been slower to achieve than projected, however, we remain very bullish on the contributions that this product class will make in 2012 and thereafter.  In 2011, four of the top ten MSOs evaluated and certified our products.  While significant MSO sales did not materialize in 2011, we anticipate converting a number of these opportunities into sales during 2012.”

“Recognizing during 2011 that we had certain gaps in our digital product offerings that required ready solutions in order to accelerate our growth,” continued Luksch, “we negotiated with R.L. Drake, LLC, and acquired them in February of 2012.  Drake gives us access to certain products that are available now to serve the middle and lower echelons of our traditional markets.  The Drake acquisition should increase our product and sales coverage, as well as substantially expand our opportunities and penetration in a multitude of markets, including Canada.  The expected results are increased sales volume, gross margin improvements and increased profit, as we implement our integration plans, eliminate duplicative operational expenses and bolster our sales and marketing efforts.”

Conference Call Reminder

•	Tuesday, April 3rd, 2012
•	11:00 AM EST
•	Live Call #877-407-8033
•	Conference ID #391618

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2011 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

          (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$6,455	$7,497	$26,663	$30,508
Gross profit	2,359	2,734	9,541	12,265
Earnings (loss) from operations	(112)	412	(234)	1,977
Net earnings (loss)	$(150)	$368	$(411)	$1,785
Basic net earnings (loss) per share	$(0.02)	$0.06	$(0.07)	$0.29
Diluted net earnings (loss) per share	$(0.02)	$0.06	$(0.07)	$0.28
Basic weighted average shares outstanding	6,214	6,192	6,210	6,192
Diluted weighted average shares outstanding:	6,214	6,285	6,210	6,285

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2011	December 31, 2010

Current assets	$13,685	$13,878
Property, plant, and equipment, net	3,852	3,812
Total assets	25,871	26,612
Current liabilities	1,847	1,697
Long-term liabilities	2,821	2,872
Stockholders’ equity	21,203	22,043

Total liabilities and stockholders’ equity	$25,871	$26,612

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